Exhibit 99.1

1

Dear Friends and Shareholders,

Yesterday morning Amazon and Genius Brands International (GNUS) announced that Amazon Channels will offer an exclusive kid’s animation subscription streaming channel, Kid Genius Cartoons Plus!, to all 80 million+ subscribers of Amazon Prime.  It is the most important transaction in the history of Genius Brands, and its value to the company cannot be overstated. The agreement between Amazon and Genius Brands is a multi-year deal, which will be offered at $3.99/month per subscriber. The launch of Kid Genius Cartoons Plus! this Thursday, September 28, is nothing short of transformational for the company.

There are several key points associated with the agreement with Amazon.

1.    Monthly subscriber fees enable Genius Brands to immediately monetize the investment, which has already been made to create its valuable children's catalogue of animation over the last four years.

2.  Industry analysts project that Amazon Prime's subscriber base is forecast to double within the next five years.   Genius Brands will participate in the growth of that through our channel.

3.  Amazon Prime carries only one other major kids program service, PBS Kids. However, PBS Kids is a service that programs to toddler and preschooler children, whereas Kid Genius Cartoons Plus! programs to all kids, from toddlers through tweens.

2

4. Kid Genius has a unique profile, which distinguishes it from other kid’s content services and which made it particularly attractive to Amazon: It is content which has enrichment or as we like to say, “content with a purpose.”  Thus, most of our shows have a positive curriculum basis to them amidst fun and adventure.  For example, in Warren Buffett's Secret Millionaires Club kids learn lessons in financial literacy; Thomas Edison's Secret Lab, kids learn science; Baby Genius provides valuable childhood development messages all inside engaging fun stories.  There is no violence, no negative stereotypes and no inappropriate messaging.

5. Warren Buffett was quoted in the announcement stating, “I am thrilled Secret Millionaires Club is available on Amazon Channels, allowing kids, along with their parents, to learn valuable lessons about finance and business to inspire them to be the best they can be.”

The creation and launch of the channel represents the work of so many talented people inside Genius Brands, in particular Deb Pierson, President of the Kid Genius Cartoons Plus! Channel and Margaret Loesch, Executive Chairman, who has successfully launched multiple kid’s channels, including the Fox Kids Network, which was subsequently sold to the Walt Disney Company for $5.4 billion dollars.

Wednesday morning at 10 A.M. E.T., myself and our CFO, Rebecca Hershinger, will host an investor conference call to discuss the channel further as well as answer any questions.*

We couldn't possibly be more excited about this transformational event for Genius Brands.

Welcome to Kid Genius Cartoons Plus!

Sincerely,

Andy Heyward

Chairman & CEO

Genius Brands International, Inc.

*Conference Call Information:

When: Wednesday, September 27 at 10 AM ET/7 AM PT.

Dial-in: U.S.: 877-407-8291 and International: 201-689-8345

3